EXHIBIT 99.1

Federated National Holding Company Announces a 20% Dividend Increase and Reports 2015 Fourth Quarter and Full Year Financial Results

SUNRISE, Fla., March 07, 2016 (GLOBE NEWSWIRE) -- Federated National Holding Company (the “Company”) (Nasdaq:FNHC) today reported results for the quarter and year ended December 31, 2015.

2015 full year highlights as compared to 2014 full year (except where noted) include:

  32.9% increase in Florida homeowners’ policies to approximately 243,000
  30.9% increase in gross written premiums to $493.8 million
  28.6% increase in book value per share, including noncontrolling interest, to $18.17, and a 19.3% increase in book value per share, excluding noncontrolling interest, to $16.86, compared with $14.13 at December 31, 2014
  9.9% increase in net income attributable to the Company’s shareholders to $40.9 million

Mr. Michael H. Braun, the Company’s Chief Executive Officer and President, said, “Our business continues to demonstrate strong momentum with solid organic growth in both written premiums and policy count.  This organic growth truly reflects the hard work and dedication of our employees and the trust that our partner agents have in our organization.  While the Florida property insurance market is becoming more competitive, we remain focused on providing best-in-class service to our policyholders and partner agents, which continues to generate significant goodwill in the marketplace.  In addition, we have recently filed for a rate decrease on Monarch National’s program which, if approved, we believe will be very well received in the Florida homeowners market.

Finally, I am pleased to announce that the Board has approved a dividend increase of 20%.  The dividend of $0.06 per share will be paid on June 1, 2016 to shareholders of record as of May 2, 2016.  This action reflects both our commitment to returning capital to our shareholders and the Board’s confidence in our business plan.”

Fourth Quarter 2015 Financial Review

  For the three months ended December 31, 2015, the Company reported net income attributable to the Company’s shareholders of $9.3 million, or $0.67 per share on 13.79 million average undiluted shares outstanding and $0.66 per share on 14.06 million average diluted shares outstanding, compared with net income attributable to the Company’s shareholders of $10.0 million, or $0.73 per share on 13.62 million average undiluted shares outstanding and $0.72 per share on 13.93 million average diluted shares outstanding in the same three-month period last year.
  Gross written premiums increased $28.5 million, or 29.5%, to $125.2 million for the three months ended December 31, 2015, compared with $96.7 million for the same three-month period last year.  Homeowners’ gross written premiums increased $20.5 million, or 23.0%, to $109.6 million for the three months ended December 31, 2015, compared with $89.1 million for the same three-month period last year.
  Losses and loss adjustment expenses increased $8.2 million, or 40.3%, to $28.8 million for the three months ended December 31, 2015, compared with $20.6 million for the same three-month period last year.  The increase to losses and loss adjustment expenses is related to an increase in net premiums earned and an increase in our loss ratio year over year.  Our net loss ratio for 2015 was 53.69% compared with 50.21% for the same period in 2014.  The increase in the ratio is the result of an unfavorable development from the temporary discontinuation of the Company’s underwriting analytics and to a lesser extent assignment of benefits.  The Company did not use its underwriting analytics for several months in the second and third quarters of 2015 to comply with a cease and desist order from the Florida OIR.  This temporary discontinuation of the underwriting analytics caused us to underwrite polices outside of our standard process.  We are operating with on our new analytics, which were approved by the Florida Office of Insurance Regulations and incorporated in our underwriting operations during the fourth quarter and we will continue to analyze our ultimate loss ratio quarterly and adjust our estimate based on that analysis.
  Net premiums earned increased $12.7 million, or 31.2%, to $53.7 million for the three months ended December 31, 2015, compared with $41.0 million for the same three-month period last year.
  Total revenues increased $14.8 million, or 30.2%, to $63.6 million for the three months ended December 31, 2015, compared with $48.8 million for the same three-month period last year.

Full Year 2015 Financial Review

  For the twelve months ended December 31, 2015, the Company reported net income attributable to the Company’s shareholders of $40.9 million, or $2.98 per share on 13.73 million average undiluted shares outstanding and $2.92 per share on 14.0 million average diluted shares outstanding, compared with net income attributable to the Company’s shareholders of $37.2 million, or $3.08 per share on 12.08 million average undiluted shares outstanding and $2.99 per share on 12.44 million average diluted shares outstanding in the same twelve-month period last year.
  Gross written premiums increased $116.6 million, or 30.9%, to $493.8 million for the twelve months ended December 31, 2015, compared with $377.2 million for the same twelve-month period last year.  Homeowners’ gross written premiums increased $104.9 million, or 30.4%, to $449.8 million for the twelve months ended December 31, 2015, compared with $344.9 million for the same twelve-month period last year.
  Losses and loss adjustment expenses increased $23.4 million, or 28.8%, to $104.4 million for the twelve months ended December 31, 2015, compared with $81.0 million for the same twelve-month period last year.  The increase to losses and loss adjustment expenses is related to an increase in net premiums earned and an increase in our loss ratio year over year.  Our net loss ratio for 2015 was 49.69% compared with 47.42% for the same period in 2014.  The increase in the ratio for the full year 2015 was due to the same factors mentioned in the three-month discussion.
  Net premiums earned increased $39.1 million, or 22.9%, to $210.0 million for the twelve months ended December 31, 2015, compared with $170.9 million for the same twelve-month period last year.
  Total revenues increased $49.2 million, or 24.5%, to $249.9 million for the twelve months ended December 31, 2015, compared with $200.7 million for the same twelve-month period last year.

Conference Call Information

The Company will hold an investor conference call at 10:00 AM (ET) today, March 7, 2016.  The Company’s CEO and its CFO, Peter J. Prygelski III, will discuss the financial results and review the outlook for the Company.  Messrs. Braun and Prygelski III invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:  877-303-6913

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation.  A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners’ multi-peril (“homeowners”), commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states.  The Company also serves as managing general agent for its joint venture, Monarch National Insurance Company.  The Company markets and distributes its own and third-party insurers’ products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of the Monarch joint venture may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY and SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in thousands, except per share data)
Revenue:
Net premiums earned	$53,722	$40,951	$210,020	$170,905
Net investment income	2,072	1,627	7,226	5,385
Net realized investment (losses) gains	(127)	379	3,616	4,426
Other income	7,900	5,867	29,031	19,976
Total revenue	63,567	48,824	249,893	200,692

Costs and expenses:
Losses and loss adjustment expenses	28,844	20,560	104,353	81,036
Commissions and other underwriting expenses	17,200	11,220	65,315	52,077
General and administrative expenses	3,078	2,914	15,032	10,272
Total costs and expenses	49,122	34,694	184,700	143,385

Income before income taxes	14,445	14,130	65,193	57,307
Income taxes	5,233	4,135	24,753	20,108
Net income	9,212	9,995	40,440	37,199

Net loss attributable to noncontrolling interest	(62)	-	(445)	-
Net income attributable to Federated National Holding Company shareholders	$9,274	$9,995	$40,885	$37,199

Net income per share attributable to Federated National Holding Company shareholders:
Basic	$0.67	$0.73	$2.98	$3.08
Diluted	$0.66	$0.72	$2.92	$2.99

FEDERATED NATIONAL HOLDING COMPANY and SUBSIDIARIES
Other Selected Data
(Unaudited)

Balance Sheet

	Period Ended
	12/31/15	12/31/14
	(in thousands, except per share data)
Total Cash and Investments	$437,369	$370,920
Total Assets	$638,298	$503,631
Loss and Loss Adjustment Expense Reserves	$97,340	$78,330
Total Liabilities	$387,539	$311,052
Total Shareholders’ Equity	$250,759	$192,579
Common Stock Outstanding	13,799	13,632
Book Value Per Share including noncontrolling interest	$18.17	$14.13
Book Value Per Share excluding noncontrolling interest	$16.86	$14.13

Gross Written Premium Breakout

	3 Months Ended		12 Months Ended
Line of Business	12/31/15	12/31/14	12/31/15	12/31/14
	(in thousands)		(in thousands)
Homeowners	$109,561	$89,081	$449,766	$344,939
Automobile	11,077	3,413	21,912	12,377
Commercial General Liability	2,805	2,959	13,928	12,432
Federal Flood	1,767	1,216	8,164	7,408
Gross Written Premiums	$125,210	$96,669	$493,770	$377,156

Loss Ratios

	3 Months Ended		12 Months Ended
	12/31/15	12/31/14	12/31/15	12/31/14
Net Loss Ratio - All Lines	53.69%	50.21%	49.69%	47.42%
Gross Loss Ratio - All Lines	38.06%	32.31%	34.28%	33.00%

CONTACT:  Michael H. Braun, CEO (954) 308-1322
or Peter J. Prygelski III, CFO (954) 308-1252
Federated National Holding Company